Exhibit 10.3

THIRD AMENDMENT TO CREDIT AGREEMENT

THIS AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is entered into as of March 31, 2014, by and between Roanoke Gas Company, a Virginia corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of March 30, 2012, as amended from time to time ("Credit Agreement").

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1.Section 1.1. (a) is hereby amended (a) by deleting "March 31, 2014" as the last day on which Bank will make advances under the Line of Credit, and by substituting for said date "March 31, 2015," and (b) by deleting "Eight Million Dollars ($8,000,000.00)" as the maximum principal amount available under the Line of Credit, and by substituting for said amount "Nineteen Million Dollars ($19,000,000.00)," with such changes to be effective upon the execution and delivery to Bank of a promissory note dated as of March 31, 2014 (which promissory note shall replace and be deemed the Line of Credit Note defined in and made pursuant to the Credit Agreement) and all other contracts, instruments and documents required by Bank to evidence such change.

2.Section 1.2. (a) is hereby deleted in its entirety, and the following substituted therefor:

"(a)    Term Loan Renewal. Bank has made a loan to Borrower in the original principal amount of Fifteen Million Dollars ($15,000,000.00) (“Term Loan”), on which the outstanding principal balance as of the date hereof is $15,000,000.00.

Borrower’s obligation to repay the Term Loan is evidenced by a promissory note dated as of March 31, 2013 (“Prior Term Note”). Borrower’s obligation to repay the Term Loan shall be evidenced by a promissory note dated as of March 31, 2014 (“Term Note”), all terms of which are incorporated herein by this reference, which promissory note shall replace the Prior Term Note.”

3.	Section 1.2. (b) is hereby deleted in its entirety, without substitution.

4.Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

5.Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

WELLS FARGO BANK,
NATIONAL ASSOCIATION
Roanoke Gas Company
By: /s/ Arnold W. Adkins, Jr.
Arnold W. Adkins, Jr.,
Senior Vice President
By: /s/ John S. D’Orazio
Name: John S. D’Orazio
Title: President and CEO

By: /s/ Paul W. Nester
Name: Paul W. Nester
Title: VP, Treasurer and CFO